EXHIBIT 8.2

OPINION OF KATTEN MUCHIN ROSENMAN LLP

December 21, 2006

World Monitor Trust III

c/o Preferred Investment Solutions Corp.

900 King Street - Suite 100

Rye Brook, NY 10573

Gentlemen:

We are acting as your counsel in connection with preparing an amendment to the Registration Statement (File No. 333-119612) on Form S-1 under the Securities Act of 1933, as amended (the “1933 Act”), dated May 1, 2006 (the “Registration Statement”), that is being filed by you with the Securities and Exchange Commission (the “SEC”) on or about the date hereof. The sole purpose of the amendment is to substitute our firm for the firm named in the Registration Statement as your outside tax counsel.

In rendering this opinion, we have examined the Registration Statement and such other documents and materials as we have deemed necessary or appropriate to review for purposes of our opinion, and have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below. In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy of the statements and your representations contained in the Registration Statement, the base prospectus included therein (the “Prospectus”), and the certificates provided to us by your managing owner in connection with this opinion.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion, we are expressing our views only as to Federal income tax law.

Based on and subject to the foregoing, it is our opinion that the discussion relating to tax matters under the heading “Federal Income Tax Consequences” in the Prospectus correctly describes (subject to the uncertainties referred to therein) the material aspects of the Federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in a series of World Monitor Trust III.

Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

We hereby consent to the filing with the SEC of this letter as an exhibit to the Registration Statement and the reference to this letter and to us under the heading “Federal Income Tax Consequences” in the Prospectus, as amended. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

KATTEN MUCHIN ROSENMAN LLP

By:	/s/ Katten Muchin Rosenman LLP